EMPLOYMENT AGREEMENT

                  AGREEMENT made as of April 27, 1999, among BIO-TECHNOLOGY GENERAL CORP., a Delaware corporation with an office at 70 Wood Avenue South, Iselin, New Jersey 08830 ("BTG"), BIO-TECHNOLOGY GENERAL (ISRAEL) LTD., an Israeli corporation and a wholly-owned subsidiary of BTG having an office at Kiryat Weizmann, Rehovot, Israel 76326 ("BTG-ISRAEL" and, together with BTG, the "Company") and Eli Admoni, residing at 10 Hapartizanim Street, Petah-Tikva, 49552, Israel (the "Executive").

                              W I T N E S S E T H :

                  WHEREAS, the Company desires that Executive be employed to serve in a senior executive capacity with the Company, and Executive desires to be so employed by the Company, upon the terms and conditions herein set forth.

                  NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations and covenants herein contained, the parties hereto agree as follows:

         1.       EMPLOYMENT.

                  The Company hereby employs Executive and Executive hereby accepts such employment, subject to the terms and conditions herein set forth. Executive shall hold the office of Senior Vice President of BTG and President of BTG-Israel reporting to the Chief Executive Officer of BTG.

         2.       TERM.

                  The initial term of employment under this Agreement shall begin on the date hereof (the "Employment Date") and shall continue for a period of two (2) years from that date, subject to prior termination in accordance with the terms hereof. Thereafter, this Agreement shall automatically be renewed for successive two-year terms unless either party shall give the other ninety (90) days prior written notice of its intent not to renew this Agreement.

         3.       COMPENSATION.

                  As compensation for the employment services to be rendered by Executive hereunder, including all services as an officer or director of the Company and any of its subsidiaries, the Company agrees to pay, or cause to be paid, to Executive, and Executive agrees to accept, payable in equal installments in accordance with Company practice, an initial annual salary of $250,000. Executive's annual salary hereunder for the remaining years of employment shall be determined by


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the Board of Directors of BTG in its sole discretion; provided, however, that
Executive's salary shall be increased each year (on the date of the annual meeting of the Board of Directors of BTG), commencing with the 2000 annual meeting of the BTG Board of Directors, by at least six percent (6%). In addition, Executive shall be entitled to bonuses from time to time in such amounts as may be determined by the Board of Directors of BTG in its sole discretion. Such bonus may be paid, in the sole discretion of the Board of Directors, in cash, shares of BTG Common Stock, options to purchase shares of BTG Common Stock or any combination thereof.

         4.       EXPENSES.

                  The Company shall pay or reimburse Executive, upon presentment of suitable vouchers, for all reasonable business and travel expenses which may be incurred or paid by Executive in connection with his employment hereunder, including without limitation telephone and facsimile expenses at his home. Executive shall comply with such restrictions and shall keep such records as the Company may deem necessary, as set forth in its written policies.

         5.       OTHER BENEFITS.

                  Executive shall be entitled to such vacations (which shall be at least four weeks per annum) and to participate in and receive any other benefits customarily provided by the Company to its senior management personnel (including any profit sharing, pension, short and long-term disability insurance, hospital, major medical insurance and group life insurance plans in accordance with the terms of such plans) and including stock option and/or stock purchase plans, all as determined from time to time by the Board of Directors of BTG. Unused annual vacations in excess of one week may not be carried over to other years without the consent of the Chief Executive Officer of BTG.

                  BTG-Israel shall provide Executive with a company car and the other benefits provided Israeli employees by BTG-Israel. In addition, BTG-Israel shall reimburse to Executive all income taxes paid by Executive in respect of BTG-Israel providing Executive with a company car and reimbursing Executive for his telephone and facsimile expenses at his home.

         6.       STOCK OPTIONS.

                  (a) The Company will recommend to the Compensation and Stock Option Committee of the BTG Board of Directors (the "Committee") that Executive be granted a non-qualified stock option, pursuant to a non-qualified stock option agreement substantially in the form of Exhibit 6(a) hereto, to purchase 100,000 shares of BTG Common Stock (the "Options"), at an exercise price per share equal to the fair market value of BTG Common Stock on the date of grant, such Options to become exercisable as to 25,000 shares on the first anniversary date of this

Agreement and as to an additional 25,000 shares on each successive anniversary date of this Agreement.

                  (b) Any future grant of stock options shall be subject to such terms as the Committee in its sole discretion shall specify at the time of grant.

         7.       DUTIES.

                  (a) Executive shall be responsible for the overall management of BTG-Israel, shall assist in acquisitions and commercial activities and perform such other duties and functions as the Chief Executive Officer of BTG shall from time to time determine and Executive shall comply in the performance of his duties with the policies of, and be subject to, the direction of the Board of Directors of BTG. If Executive shall be elected or appointed as a director of BTG or BTG-Israel during the term of this Agreement, he will serve in such capacity without further compensation. Executive shall, without further compensation, serve as an executive officer and director of any other subsidiary of the Company (collectively the "subsidiary" or "subsidiaries") specified by the Chief Executive Officer of BTG and, in the performance of such duties, Executive shall comply with the policies of the Board of Directors of each such subsidiary.

                  (b) Executive agrees to devote his entire working time, attention and energies to the performance of the business of the Company and of any of its subsidiaries by which he may be employed; and Executive shall not, directly or indirectly, alone or as a member of any partnership or other organization, or as an officer, director or employee of any other corporation, partnership or other organization, be actively engaged in or concerned with any other duties or pursuits which interfere with the performance of his duties hereunder, or which, even if non-interfering, may be, in the reasonable determination of the Board of Directors of BTG in its sole discretion, inimical, or contrary, to the best interests of the Company, except those duties or pursuits specifically authorized by the BTG Board of Directors. Notwithstanding the foregoing, Executive may remain as a director of Kupat Holim Health Services, Dolev Insurance Corporation and Magor Holdings as long as such services do not unreasonably interfere or conflict with Executive's performance of his duties hereunder.

                  (c) All fees, compensation or commissions received by Executive during the term of this Agreement for personal services (including, but not limited to, commissions and compensation received as a fiduciary or a director, and fees for lecturing and teaching) rendered at the request of the Company shall be paid to the Company when received by Executive, except those fees that the BTG Board of Directors determines may be kept by Executive. This provision shall not be construed to prevent Executive from investing or trading in nonconflicting investments as he sees fit for his own account, including real estate, stocks, bonds, securities, commodities or other forms of investments.

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         8.       TERMINATION OF EMPLOYMENT; EFFECT OF TERMINATION.

                  (a) Executive's employment hereunder may be terminated at any time upon written notice from BTG to Executive:

                  (i) upon the determination by the Board of Directors of BTG that Executive's performance of his duties has not been fully satisfactory for any reason which would not constitute justifiable cause (as hereinafter defined) upon thirty (30) days' prior written notice to Executive; or

                  (ii) upon the determination by the Board of Directors of BTG that there is justifiable cause (as hereinafter defined) for such termination upon ten (10) days' prior written notice to Executive.

                  (b) Executive's employment shall terminate upon:

                  (i)  the death of Executive; or

                  (ii) the "disability" of Executive (as hereinafter defined pursuant to subsection (c) herein) pursuant to subsection (f) hereof.

                  (c) For the purposes of this Agreement, the term "disability" shall mean the inability of Executive, due to illness, accident or any other physical or mental incapacity, substantially to perform his duties in a normal manner for a period of three (3) consecutive months or for a total of six (6) months (whether or not consecutive) in any twelve (12) month period during the term of this Agreement as reasonably determined by the Board of Directors of BTG after examination of Executive by an independent physician reasonably acceptable to Executive.

                  (d) For the purposes hereof, the term "justifiable cause" shall mean and be limited to: any willful breach by Executive of the performance of any of his duties pursuant to this Agreement; Executive's conviction (which, through lapse of time or otherwise, is not subject to appeal) of any crime or offense involving money or other property of the Company or its subsidiaries or which constitutes a felony in the jurisdiction involved; Executive's performance of any act or his failure to act, for which it is determined by independent counsel retained by the Board (which may be counsel for the Company), after due inquiry in which Executive is given the opportunity to be heard, that if he were prosecuted and convicted, a crime or offense involving money or property of the Company or its subsidiaries, or which would constitute a felony in the jurisdiction involved, would have occurred; any unauthorized disclosure by Executive to any person, firm or corporation other than the Company, its subsidiaries and its and their directors, officers and employees, of any confidential information or trade secret of the Company or any of its subsidiaries; any attempt by Executive to secure any improper personal profit in connection with the business of the Company

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or any of its subsidiaries; the failure by Executive to devote his full time to the affairs of the Company and its subsidiaries; Executive's pursuit of activities which in the reasonable determination of the Board of Directors of BTG are inimical, or contrary, to the best interests of the Company; the engaging by Executive in any business other than the business of the Company and its subsidiaries which interferes with the performance of his duties hereunder; or Executive's repeated and willful failure to follow the instructions of the Board of Directors or the Chief Executive Officer of BTG (other than instructions which are illegal or improper) where such conduct shall not have ceased or offense cured within 30 days following written warning from the Company. Upon termination of Executive's employment for justifiable cause, this Agreement shall terminate immediately and Executive shall not be entitled to any amounts or benefits hereunder other than such portion of Executive's annual salary as has been accrued through the date of his termination of employment and reimbursement of expenses pursuant to Section 4 hereof.

                  (e) If Executive shall die during the term of his employment hereunder, this Agreement shall terminate immediately. In such event, the estate of Executive shall thereupon be entitled to receive such portion of Executive's annual salary as has been accrued through the date of his death and such bonus, if any, as the Board of Directors of BTG in its sole discretion may determine to award taking into account Executive's contributions to the Company prior to his death. If Executive's death shall occur while he is on Company business, the estate of Executive shall be entitled to receive, in addition to the other amounts set forth in this subsection (e), an amount equal to one-half his then annual salary.

                  (f) Upon Executive's "disability", the Company shall have the right to terminate Executive's employment. Notwithstanding any inability to perform his duties, Executive shall be entitled to receive his compensation as provided herein until the termination of his employment for disability. Any termination pursuant to this subsection (f) shall be effective on the date 30 days after which Executive shall have received written notice of the Company's election to terminate.

                  (g) Notwithstanding any provision to the contrary contained herein, in the event that Executive's employment is terminated by the Company at any time for any reason other than justifiable cause, disability or death, or in the event the Company shall fail to renew this Agreement at any time within two years following the effective date of a Change in Control of BTG, the Company shall pay to Executive, in full satisfaction and in lieu of any and all other payments due and owing to Executive under the terms of this Agreement (other than any payments constituting reimbursement of expenses pursuant to Section 4 hereof), an amount equal to the greater of (i) one year's salary plus Executive's most recent bonus, if any, or (ii) the product of one month's salary plus 1/12 of Executive's most recently declared bonus multiplied by the number of years Executive has been employed by the Company; provided, however, that if Executive's employment is terminated by the Company for any reason other than justifiable cause, death or disability prior to the first anniversary of the Employment Date, then the Company shall continue to pay to Executive all amounts due him under this Agreement until the second anniversary of the Employment Date.

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As used in this Agreement, a "Change in Control of BTG" shall be deemed to occur if (i) there shall be consummated (x) any consolidation or merger of BTG in which BTG is not the continuing or surviving corporation or pursuant to which shares of BTG's Common Stock would be converted into cash, securities or other property, other than a merger of BTG in which the holders of BTG Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of BTG, or
(ii) the stockholders of BTG shall approve any plan or proposal for liquidation or dissolution of BTG, or (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 40% or more of BTG's outstanding Common Stock other than pursuant to a plan or arrangement entered into by such person and BTG, or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors of BTG shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by BTG's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

                  (h) Executive may terminate his employment at any time upon 30 days' prior written notice to the Company. Upon Executive's termination of his employment hereunder, this Agreement (other than Sections 8, 10, 11, 12 and 13, which shall survive) shall terminate immediately. In such event, Executive shall be entitled to receive such portion of Executive's annual salary as has been accrued to date. Executive shall be entitled to reimbursement of expenses pursuant to Section 4 hereof and to participate in the Company's benefit plans to the extent participation by former employees is required by law or permitted by such plans, with the expense of such participation to be as specified in such plans for former employees.

                  (i) Upon termination of Executive's employment for any reason other than justifiable cause, Executive shall be entitled to all funds contributed by BTG-ISRAEL on his behalf for "directors insurance" and Keren Hishtalmut.

         9.       REPRESENTATIONS AND AGREEMENTS OF EXECUTIVE.

                  (a) Executive represents and warrants that he is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts or under standings, restrictive covenants or other restrictions, whether written or oral, preventing the performance of his duties hereunder or requiring him to perform employment, consulting, business related or similar duties for any other person.

                  (b) Executive agrees to submit to a medical examination and to cooperate and supply such other information and documents as may be required by any insurance company in connection

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with the Company's obtaining life insurance on the life of Executive, and any other type of insurance or fringe benefit as the Company shall determine from time to time to obtain.

         10.      NON-COMPETITION.

                  (a) Executive agrees that during his employment by the Company and for a period of one (1) year following the termination of Executive's employment hereunder, other than by reason of the Company's election not to renew this Agreement (the "Non-Competitive Period"), Executive shall not, directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor, or in any capacity whatsoever engage in, become financially interested in, be employed by, render any consultation or business advice with respect to, or have any connection with, any business engaged in the research, development, testing, design, manufacture, sale, lease, marketing, utilization or exploitation of any products or services which are designed for the same purpose as, are similar to, or are otherwise competitive with, products or services of the Company or any of its subsidiaries, in any geographic area where, at the time of the termination of his employment hereunder, the business of the Company or any of its subsidiaries was being conducted or was proposed to be conducted in any manner whatsoever; provided, however, that Executive may own any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such corporation. In addition, Executive shall not, directly or indirectly, request or cause any collaborative partners, universities, governmental agencies, contracting parties, suppliers or customers with whom the Company or any of its subsidiaries has a business relationship to cancel or terminate any such business relationship with the Company or any of its subsidiaries or solicit, interfere with or entice from the Company any employee (or former employee) of the Company.

                  (b) If any portion of the restrictions set forth in this
Section 10 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.

                  (c) Executive acknowledges that the Company conducts business on a world-wide basis, that its sales and marketing prospects are for continued expansion into world markets and that, therefore, the territorial and time limitations set forth in this Section 10 are reasonable and properly required for the adequate protection of the business of the Company and its subsidiaries. In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Executive agrees to the reduction of the territorial or time limitation to the area or period which such court shall deem reasonable.

                  (d) The existence of any claim or cause of action by Executive against the Company or any subsidiary shall not constitute a defense to the enforcement by the Company or any subsidiary of the foregoing restrictive covenants, but such claim or cause of action shall be litigated separately.

         11.      INVENTIONS AND DISCOVERIES.

                  (a) Executive shall promptly and fully disclose to the Company, and with all necessary detail for a complete understanding of the same, all developments, know-how, discoveries, inventions, improvements, concepts, ideas, writings, formulae, processes and methods of a financial or other nature (whether copyrightable, patentable or otherwise) made, received, conceived, acquired or written during working hours, or otherwise, by Executive (whether or not at the request or upon the suggestion of the Company) during the period of his employment with, or rendering of advisory or consulting services to, the Company or any of its subsidiaries, solely or jointly with others, in or relating to any activities of the Company or its subsidiaries known to him as a consequence of his employment or the rendering of advisory and consulting services hereunder (collectively the "Subject Matter").

                  (b) Executive hereby assigns and transfers, and agrees to assign and transfer, to the Company, all his rights, title and interest in and to the Subject Matter, and Executive further agrees to deliver to the Company any and all drawings, notes, specifications and data relating to the Subject Matter, and to execute, acknowledge and deliver all such further papers, including applications for copyrights or patents, as may be necessary to obtain copyrights and patents for any thereof in any and all countries and to vest title thereto to the Company. Executive shall assist the Company in obtaining such copyrights or patents during the term of this Agreement, and any time thereafter on reasonable notice and at mutually convenient times, and Executive agrees to testify in any prosecution or litigation involving any of the Subject Matter; provided, however, that Executive shall be compensated in a timely manner at the rate of $100.00 per hour (with a minimum of $500 per day), plus out-of-pocket expenses incurred in rendering such assistance or giving or preparing to give such testimony if it is required after termination of his employment hereunder.

         12.      NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

                  (a) Executive shall not, during the term of this Agreement, or at any time following termination of this Agreement, directly or indirectly, disclose, permit to be known or make accessible (other than as is required in the regular course of his duties or is required by law (in which case Executive shall give the Company prior written notice of such required disclosure) or with the prior written consent of the Board of Directors of BTG), to any person, firm or corporation, any confidential information acquired by him during the course of, or as an incident to, his employment or the rendering of his advisory or consulting services hereunder, relating to the Company or any of its subsidiaries, the directors of the Company or its subsidiaries, any client of the Company or any of its subsidiaries, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by any of the foregoing, or in which any of the foregoing has a beneficial interest, including, but not limited to, the business affairs of each of the foregoing. Such confidential information shall include, but shall not be limited to, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, employee lists, personnel policies, the substance of agreements with customers and others, marketing or dealership arrangements, servicing and training programs and arrangements, customer lists and any other documents embodying such confidential information. This confidentiality obligation shall not apply to any confidential information which thereafter becomes publicly available other than pursuant to a breach of this Section 12(a) by Executive.

                  (b) All information and documents relating to the Company and its affiliates as hereinabove described (or other business affairs) shall be the exclusive property of the Company, and Executive shall use commercially reasonable best efforts to prevent any publication or disclosure thereof. Upon termination of Executive's employment with the Company, all documents, records, reports, writings and other similar documents containing confidential information, including copies thereof, then in Executive's possession or control shall be returned and left with the Company.

         13.      SPECIFIC PERFORMANCE.

                  Executive agrees that if he breaches, or threatens to commit a breach of, any of the provisions of Sections 10, 11 or 12 (the "Restrictive Covenants"), the Company shall have, in addition to, and not in lieu of, any other rights and remedies available to the Company under law and in equity, the right to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Notwithstanding the foregoing, nothing herein shall constitute a waiver by Executive of his right to contest whether a breach or threatened breach of any Restrictive Covenant has occurred.

         14.      AMENDMENT OR ALTERATION.

                  No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

         15.      GOVERNING LAW.

                  This Agreement shall be governed by the laws of the State of New Jersey applicable to agreements made and to be performed therein.

         16.      REIMBURSEMENT OF EXPENSES.

                  In the event the Company or Executive brings an action to enforce any provision of this Agreement, such action is brought in the United States and Executive is the prevailing party in such action, then, in addition to all amounts Executive is otherwise due hereunder, the Company shall reimburse Executive for 50% (100% in the case of an action brought by the Company) of his reasonable out-of-pocket legal fees and expenses incurred in connection with such action.

         17.      SEVERABILITY.

                  The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

         18.      NOTICES.

                  Any notices required or permitted to be given hereunder shall be sufficient if in writing, and if delivered by hand, or sent by certified mail, return receipt requested, to the addresses set forth above or such other address as either party may from time to time designate in writing to the other, and shall be deemed given as of the date of the delivery or mailing.

         19.      WAIVER OR BREACH.

                  It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach by that same party.

         20.      ENTIRE AGREEMENT AND BINDING EFFECT.

                  This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributors, successors and assigns. Notwithstanding the foregoing, all prior agreements between Executive and the Company relating to the confidentiality of information, trade secrets, patents and stock options shall not be affected by this Agreement.

         21.      SURVIVAL.

                  The termination of Executive's employment hereunder or the expiration of this Agreement shall not affect the enforceability of Sections 8, 10, 11, 12 and 13 hereof.

         22.      FURTHER ASSURANCES.

                  The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

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         23.      HEADINGS.

                  The Section headings appearing in this Agreement are for the purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, demand or affect its provisions.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the date and year first above written.

                                     BIO-TECHNOLOGY GENERAL CORP.

                                     By: /s/ Sim Fass
                                         -----------------------------------


                                     BIO-TECHNOLOGY GENERAL (ISRAEL) LTD.

                                     By: /s/
                                         -----------------------------------


                                        /s/ Eli Admoni
                                     ---------------------------------------
                                     Eli Admoni